UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.1)*

                                  MF Global Ltd.
                             ----------------------
                                (Name of Issuer)

                                     Common
                      ------------------------------------
                         (Title of Class of Securities)

                                   G60642108
                              --------------------
                                 (CUSIP Number)

                                  October 12, 2007
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1()
[ ] Rule 13d-1()
[ ] Rule 13d-1()

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 4 PAGES








--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Norges Bank (The Central Bank of Norway)
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [_]
                                                                (b) [_]
       N/A
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Norway
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            5,593,198
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             0
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               4,620,298

                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            972,900
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,593,198

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.67%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO Central Bank
--------------------------------------------------------------------------------

                                PAGE 2 OF 4 PAGES







              Item 1(a) Name of Issuer:
                        MF Global Ltd.

              Item 1(b) Address of Issuer's Principal Executive Offices:
                                717 Fifth Avenue
				9th Floor
				New York, New York
				10022-8101
				USA

              Item 2(a) Name of Person Filing:
                        Norges Bank (Central Bank of Norway)

              Item 2(b) Address of the Principal Office or, if none, Residence:
                                  Norges Bank
                                  Bankplassen 2
                                  PO Box 1179 Sentrum
                                  NO 0107 Oslo
                                  Norway


              Item 2(c) Citizenship:
                        Norwegian

              Item 2(d) Title of Class of Securities:
                        Common

              Item 2(e) CUSIP Number:G60642108


              Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (e) []  An investment advisor in accordance with
                                 section 240.13d-1(b)(1)(ii)(E)

              Item 4    Ownership:
                        (a)  Amount Beneficially Owned:
                             5,593,198

                        (b)  Percent of Class:
                             4.67%

                                PAGE 3 OF 4 PAGES







                        (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or direct the vote:
                             5,593,198

                       (ii)  shared power to vote or direct the vote:
                             0

                      (iii)  sole power to dispose or to direct the
                             disposition of:
			     4,620,298


                       (iv) shared power to dispose or to direct the disposition of:
                             972,900

              Item 5    Ownership of Five Percent or Less of a Class:
                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

              Item 6    Ownership of More than Five Percent on Behalf of Another
                        Person:

                        Not applicable.

              Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                        Not applicable.

              Item 8    Identification and Classification of Members of the
                        Group:

                        Not applicable.

              Item 9    Notice of Dissolution of a Group:
                        Not applicable.

              Item 10   Certification:
                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 14, 2007

                                      Norges Bank

                                      By:
                                           -------------------------------------
                                      Name: Niclas A. Winterstorm
                                      Title: Enterprise Risk Manager

                                PAGE 4 OF 4 PAGES